The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-132052
PROSPECTUS SUPPLEMENT (Subject to Completion)
(To Prospectus dated February 27, 2006)
Dated February 27, 2006
4,850,000 Shares
Common Stock

       WellCare Health Plans, Inc. is offering 500,000 shares of its common stock in the offering. The selling stockholders named in this prospectus supplement are offering an aggregate of 4,350,000 shares of common stock. WellCare Health Plans, Inc. will not receive any of the proceeds from the sale of shares being sold by the selling stockholders.

      Our common stock is listed on The New York Stock Exchange, or NYSE, under the symbol “WCG.” On February 24, 2006, the last sale price of our common stock as reported on the NYSE was $40.48.

       Investing in our common stock involves risks. See “Risk Factors,” beginning on page S-6 of this prospectus supplement, as well as the “Risk Factors” section beginning on page 13 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as amended, which is incorporated herein by reference, for risks relating to an investment in our common stock.

PRICE $                        A SHARE

	Per Share	Total

Price to public	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to us	$	$
Proceeds, before expenses, to selling stockholders	$	$
      We and the selling stockholders have granted the underwriters the right to purchase up to an additional 727,500 shares solely to cover over-allotments.
      Neither the Securities and Exchange Commission nor any state securities regulators have approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
      The underwriters expect to deliver the shares to purchasers on or about                          , 2006.

Morgan Stanley	Goldman, Sachs & Co.

Lehman Brothers	Wachovia Securities
                         , 2006

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price	Aggregate Offering	Amount of
Securities to be Registered	Registered(1)	Per Share(2)	Price(2)	Registration Fee

Common stock, par value $.01 per share	5,577,500	$40.73	$227,143,688	$24,305

(1)	Includes 727,500 shares that the underwriters have the option to purchase from the Company and Selling Stockholders, solely to cover over-allotments, if any.
(2)	Pursuant to Rule 457(c) under the Securities Act of 1933, as amended, such price is based on the average high and low prices for the common stock on February 24, 2006, as reported on The New York Stock Exchange.

ABOUT THIS PROSPECTUS SUPPLEMENT
      You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus, and any “free writing prospectus” we may authorize to be delivered to you. Neither we nor the selling stockholders named in this prospectus supplement have authorized anyone to provide you with different or additional information. We and the selling stockholders named in this prospectus supplement are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.
      This document consists of two parts. The first part is this prospectus supplement, which adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information about us and the common stock offered hereby. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or any document incorporated by reference, the information in this prospectus supplement shall control.
      When used in this prospectus supplement, except where the context otherwise requires, the terms “we,” “us,” “our” and “the Company” refer to WellCare Health Plans, Inc.

S-i

PROSPECTUS SUPPLEMENT SUMMARY
      This prospectus supplement summary does not contain all the information you should consider before investing in our common stock. Please read the entire prospectus supplement, the accompanying prospectus and any “free writing prospectus” we may authorize to be delivered to you, including the information incorporated herein by reference.
Our Business Outlook
      We provide managed care services targeted exclusively to government-sponsored healthcare programs, focusing on Medicaid and Medicare. We operate a variety of Medicaid and Medicare plans, including health plans for families, children, the aged, blind and disabled and prescription drug plans, currently serving over 1.4 million members nationwide.
      Operating through our regional health plan model and our central service center located in Tampa, Florida, we believe that we have developed the infrastructure and expertise to manage significant growth in several markets. In addition, we believe that we are well positioned to capitalize on the opportunity presented by our nationwide stand-alone Medicare prescription drug plans, called PDP plans. Finally, in 2005, we were one of the plans awarded a Medicaid managed care contract by the State of Georgia in connection with the state’s transition of approximately 1.1 million Medicaid and State Children’s Health Insurance Program, or SCHIP, beneficiaries to managed care plans beginning in June 2006.

•	Regional growth opportunities — We deploy a regional health plan operating model, which we believe will facilitate our continued growth. We have combined centralized core functions, such as claims processing and medical management, with localized marketing and strong provider relationships. We believe that our regional operating strategy, supported by our consolidated central administrative infrastructure, allows us to focus on executing our growth plans effectively in local markets while capitalizing on significant growth opportunities through new product launches, geographic expansions and selective acquisitions.

•	Prescription drug plans — In 2005, the Centers for Medicare & Medicaid Services, or CMS, awarded us a contract to offer PDP plans in all 34 of its PDP regions, making us one of only ten nationwide PDP plans. In addition, we are eligible to receive auto-assignments of Medicare beneficiaries who are dually eligible for both Medicare and Medicaid into our PDP plans in 33 of the 34 regions established by CMS, allowing us to acquire significant membership on a low-cost per member basis. We believe our PDP plans are a significant growth opportunity. At the beginning of 2006, we began offering our PDP plans nationwide in each of the 34 PDP regions to approximately 620,000 PDP plan members, including members who were automatically assigned into our PDP plans and members who voluntarily selected them. We intend to capitalize on this opportunity by applying our expertise in benefit design, our experience in developing and managing prescription drug formularies, our understanding of the health conditions of Medicare beneficiaries, especially low income eligibles, our understanding of member demographics, and our marketing strategy.

•	Georgia — In 2005, we were one of the plans awarded a Medicaid managed care contract by the State of Georgia in connection with the state’s transition of approximately 1.1 million Medicaid and SCHIP beneficiaries to managed care plans beginning in June 2006. In addition, we currently are designated as the default health plan in all six of the regions established by the state, meaning that such Medicaid and SCHIP beneficiaries who do not select a health plan automatically will be assigned to us. We also began offering health plans to Medicare beneficiaries in two of the state’s counties in 2005. We believe that our Georgia initiative presents a significant opportunity and that we have developed the necessary infrastructure, technology and systems to successfully manage our new Georgia health plan.
      We have centralized core functions, including claims processing, member services, information technology, regulatory compliance as well as medical management and pharmacy benefits management programs, located at our corporate service center in Tampa, Florida. Our processing systems operate on a single technology platform and have been designed to be scalable to accommodate growth for the foreseeable future. Through these systems, we have developed data reporting processes to help ensure that claims and member information are accurately provided to our management team, enabling us to assess and control medical costs.

As part of our management process, we consistently review and analyze medical cost trends through a series of regular oversight meetings. We seek continuously to improve our administrative and operational infrastructure to ensure that we manage our existing membership base and our growth effectively.
      We are focused on designing and operating our business to serve our government programs constituents: members, providers and regulators. We work closely with the government agencies that regulate us to develop the products and services we offer. We attempt to align our incentives with those of our providers, by paying claims quickly and accurately and by providing frequent feedback on their performance. As a result, we seek to develop and maintain strong relationships with our network providers that aid our efforts to attract and retain members. We also employ a multi-tiered approach to medical management to ensure that our members receive appropriate, high-quality care, while containing our costs and ensuring an efficient healthcare delivery network. We believe that this multi-tiered approach has helped us improve medical outcomes for our members, while controlling medical costs effectively. We believe our management team and our operating discipline is a competitive advantage in managing our significant growth opportunities.

THE OFFERING
      The following is a brief summary of certain terms of this offering. For a more complete description of the terms of our common stock, see the section entitled “Description of Common Stock” in the accompanying prospectus.

Common stock offered by us	500,000 shares

Common stock offered by the selling stockholders	4,350,000 shares

Over-allotment option offered by us and the selling stockholders	727,500 shares

Common stock to be outstanding after the offering(1)	40,005,737 shares

Use of proceeds	We estimate that the net proceeds to us from this offering will be approximately $ million, after deducting estimated underwriting discounts and commissions and estimated offering expenses of this offering. We intend to use the net proceeds of this offering to provide additional long-term capital to support the growth of our business. We will not receive any proceeds from the sale of common stock by the selling stockholders. See “Use of Proceeds.”

New York Stock Exchange symbol	WCG

(1)	Except as otherwise noted, the number of shares to be outstanding after this offering excludes:

•	2,843,488 shares of common stock issuable upon the exercise of outstanding options, of which 765,067 shares were exercisable as of February 23, 2006 with a weighted average exercise price of $13.10 per share;

•	3,326,783 shares of common stock reserved for future issuances under our equity incentive plan; and

•	387,714 shares of common stock reserved for future issuances under our employee stock purchase plan.
     Except as otherwise noted, all information in this prospectus supplement is based on the assumption that the underwriters do not exercise their over-allotment option.

SUMMARY CONSOLIDATED FINANCIAL DATA
      The summary consolidated historical financial data presented below for the fiscal years ended December 31, 2003, 2004, 2005, and as of December 31, 2003, 2004, 2005 are derived from consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as amended, and should be read in conjunction with our financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in that document, which is incorporated herein by reference.

	Year Ended December 31,

	2003	2004	2005

	($ in thousands, except per unit/share data)
Consolidated Statements of Income:
Revenues:
Premium
Medicaid	$740,078	$1,055,000	$1,357,995
Medicare	288,330	334,760	504,502
Other(1)	14,444	1,136	—

Total premium	1,042,852	1,390,896	1,862,497
Investment and other income	3,130	4,307	17,042

Total revenues	1,045,982	1,395,203	1,879,539
Expenses:
Medical benefits:
Medicaid	609,233	851,153	1,099,902
Medicare	238,933	275,348	412,207
Other(2)	12,887	(941)	—

Total medical benefits	861,053	1,125,560	1,512,109
Selling, general and administrative	126,106	171,257	259,491
Depreciation and amortization	8,159	7,715	9,204
Interest	10,172	10,165	13,562

Total expenses	1,005,490	1,314,697	1,794,366

Income before income taxes	40,492	80,506	85,173
Income tax expense	16,955	31,256	33,245

Net income	$23,537	$49,250	$51,928

Net income per share:
Net income per share — basic		$1.70	$1.38
Net income per share — diluted		$1.56	$1.32
Net income attributable per common unit:
Net income attributable per unit — basic	$0.66
Net income attributable per unit — diluted	$0.60
Pro forma net income per common share:(3)
Basic	$0.82
Diluted	$0.73
Pro forma common shares outstanding:(3)
Basic	21,466,300
Diluted	23,937,664

	As of December 31,

	2003	2004	2005

Operating Statistics:
Medical benefits ratio — consolidated(4)	82.6%	80.9%	81.2%
Medical benefits ratio — Medicaid(4)	82.3%	80.7%	81.0%
Medical benefits ratio — Medicare(4)	82.9%	82.3%	81.7%
Medical benefit ratio — other(4)	89.2%	(82.8)%	—
Selling, general and administrative expense ratio(5)	12.1%	12.3%	13.8%
Members — consolidated	555,000	747,000	855,000
Members — Medicaid	512,000	701,000	786,000
Members — Medicare	42,000	46,000	69,000
Members — commercial	1,000	—	—

	As of December 31,

	2003	2004	2005

Balance Sheet Data:
Cash and cash equivalents	$237,321	$397,627	$421,766
Total assets	497,107	799,036	887,489
Long-term debt (including current maturities)	135,755	184,200	182,600	(6)
Total liabilities	397,530	490,405	517,365
Total stockholders’/members’ equity(7)	99,577	308,631	370,124

(1)	Other premium revenue relates to our commercial business, which we no longer operate.
(2)	Other medical benefits relates to our commercial business, which we no longer operate.
(3)	Pro forma net income per share is computed using the pro forma weighted average number of common shares outstanding, which gives effect to the automatic conversion of all outstanding common units of WellCare Holdings, LLC into shares of common stock of WellCare Health Plans, Inc. upon the closing of our initial public offering. For a discussion of the difference between pro forma net income per common share and net income attributable per common unit, see Note 3 to the consolidated financial statements of WellCare Health Plans, Inc.
(4)	Medical benefits ratio represents medical benefits expense as a percentage of premium revenue.
(5)	Selling, general and administrative expense ratio represents selling, general and administrative expense as a percentage of total revenue and excludes depreciation and amortization expense for purposes of determining the ratio.
(6)	Long-term debt (including current maturities) as of December 31, 2005 includes total short and long-term debt of $182,061 plus the unamortized portion of the discount on the term loan of $539.
(7)	Total stockholders’/members’ equity reflects stockholders’ equity as of December 31, 2005 and 2004 and reflects limited liability company membership interests during 2003.

RISK FACTORS
      You should carefully consider the following risk factors, together with the risk factors included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as amended, which are incorporated herein by reference, before purchasing any of our common stock. If any of the following risks or those incorporated by reference actually occur, our business, financial condition and results of operations could be materially and adversely affected, and the value of our stock could decline materially. The risks and uncertainties described below and incorporated by reference are those that we currently believe may materially affect our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations.
A public market for our common stock has existed only for a limited period of time and our stock price is volatile and could decline, which could result in a substantial loss on your investment.
      The market price of our common stock could fluctuate significantly as a result of:

•	state and federal budget decreases;

•	adverse publicity regarding health maintenance organizations, other managed care organizations and health insurers in general;

•	government action regarding eligibility;

•	changes in government payment levels;

•	changes in state mandatory programs;

•	changes in expectations of our future financial performance or changes in financial estimates, if any, of public market analysts;

•	announcements relating to our business or the business of our competitors;

•	conditions generally affecting the managed care industry or our provider networks;

•	the success of our operating or acquisition strategy;

•	the operating and stock price performance of other comparable companies;

•	the termination of any of our contracts;

•	regulatory or legislative changes; and

•	general economic conditions, including inflation and unemployment rates.
      Investors may not be able to resell their shares of our common stock following periods of volatility because of the market’s adverse reaction to that volatility. Our stock may not trade at the same levels as the stock of other healthcare companies, and the market in general may not sustain its current prices.
A substantial number of shares will become eligible for sale in the near future, which could cause our common stock price to decline significantly.
      In connection with this offering, we, along with our executive officers, directors and one of our stockholders, have agreed, subject to limited exceptions, not to sell or transfer any shares of common stock for 90 days after the date of the offering without the underwriters’ consent. However, the underwriters may release these shares from these restrictions at any time. In evaluating whether to grant such a request, the underwriters may consider a number of factors with a view toward maintaining an orderly market for, and minimizing volatility in the market price of, our common stock. These factors include, among others, the number of shares involved, recent trading volume and prices of the stock, the length of time before the lock-up expires and the reasons for, and the timing of, the request. We cannot predict what effect, if any, market sales of shares held by any stockholder or the availability of these shares for future sale will have on the market price of our common stock.

      A total of approximately 7,546,755 shares of common stock may be sold in the public market by the stockholders subject to the above-mentioned restrictions 90 days after the date of this prospectus supplement, the expiration date for the lock-up agreements entered into in connection with this offering, pursuant to Rule 144 under federal securities laws, assuming the underwriters do not exercise their over-allotment option. Additionally, as of February 23, 2006, we had outstanding options to purchase 2,843,488 shares of our common stock, of which 765,067 were exercisable, at a weighted average exercise price of $13.10 per share. From time to time, we may issue additional options to associates, non-employee directors and consultants pursuant to our equity incentive plans. Sales of substantial amounts of our common stock in the public market after the completion of this offering, or the perception that such sales could occur, could adversely affect the market price of our common stock and could materially impair our future ability to raise capital through offerings of our common stock.
The concentration of our capital stock ownership upon the completion of this offering will likely limit your ability to influence corporate matters.
      TowerBrook Investors L.P. (f/k/a Soros Private Equity Investors LP), or TowerBrook, owned 24.7% of our outstanding capital stock as of February 23, 2006. Upon completion of this offering, TowerBrook will beneficially own 14.4% of our outstanding capital stock, or 12.9% if the underwriters exercise their over-allotment option in full. In addition, as of February 23, 2006, our executive officers and directors together beneficially owned approximately 7.4% of our outstanding capital stock (excluding shares owned by TowerBrook which may be deemed to be beneficially owned by one of our directors). Upon completion of this offering, our executive officers and directors will together beneficially own approximately 6.4% of our outstanding capital stock, or 6.3% if the underwriters exercise their over-allotment option in full (excluding shares owned by TowerBrook which may be deemed to be beneficially owned by one of our directors). The chairman of our board of directors is one of five members of the investment committee of the general partner of TowerBrook and one of two controlling members of the general partner of that general partner. As such, he may be deemed to have shared investment power with respect to TowerBrook’s investments, including its holdings of our stock. As a result of TowerBrook’s holdings of our stock, the chairman of the board may have the ability to influence our management and affairs and determine the outcome of matters submitted to stockholders for approval, including the election and removal of directors, amendments to our charter, approval of any equity-based employee compensation plan and any merger, consolidation or sale of all or substantially all of our assets.
The concentration of our capital stock ownership, as well as provisions in our charter documents and under Delaware law, could discourage a takeover that stockholders may consider favorable and make it more difficult for you to elect directors of your choosing.
      Upon completion of this offering, TowerBrook will beneficially own 5,758,784 shares of our common stock, representing 14.4% of the voting power of our common stock, assuming the underwriters do not exercise their over-allotment option. As a result, it will be difficult for holders of our common stock to approve a takeover of our company, or to approve the election of our directors, without TowerBrook’s approval.
      In addition, provisions of our certificate of incorporation, bylaws and provisions of applicable Delaware law may discourage, delay or prevent a merger or other change in control that a stockholder may consider favorable. These provisions could also discourage proxy contests, make it more difficult for you and other stockholders to elect directors of your choosing and cause us to take other corporate actions that you may consider unfavorable.

FORWARD-LOOKING STATEMENTS
      This prospectus supplement and its accompanying prospectus, together with other statements and information incorporated by reference, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may address, among other things, market acceptance of our products and services, expansion into new targeted markets, product development, our ability to finance growth opportunities, our ability to respond to change in governance regulations, sales and marketing strategies, projected capital expenditures, liquidity and availability of additional funding sources.
      In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continues” or the negative of such terms or other comparable terminology. You are cautioned that matters subject to forward-looking statements involve risks and uncertainties, including economic, regulatory, competitive and other factors that may affect our business. We undertake no obligation beyond that required by law to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.
      Our actual results may differ materially from those indicated by forward-looking statements as a result of various important factors including the expiration, cancellation or suspension of our state and federal contracts. In addition, our results of operations and projections of future earnings depend in large part on accurately predicting and effectively managing health benefits and other operating expenses. A variety of factors, including competition, changes in healthcare practices, changes in federal or state laws and regulations or their interpretations, inflation, provider contract changes, changes in or terminations of our contracts with government agencies, new technologies, government-imposed surcharges, taxes or assessments, reduction in provider payments by governmental payors, major epidemics, disasters and numerous other factors affecting the delivery and cost of healthcare, such as major healthcare providers’ inability to maintain their operations, may in the future affect our ability to control our medical costs and other operating expenses. Governmental action or business conditions could result in premium revenues not increasing to offset any increase in medical costs and other operating expenses. Once set, premiums are generally fixed for one-year periods and, accordingly, unanticipated costs during such periods cannot be recovered through higher premiums. Furthermore, if we are unable to accurately estimate incurred but not reported medical costs, our profitability may be affected. Due to these factors and risks, we cannot provide any assurance regarding our future premium levels or our ability to control our future medical costs.
      From time to time, legislative and regulatory proposals have been made at the federal and state government levels related to the healthcare system, including but not limited to limitations on managed care organizations, including benefit mandates, and reform of the Medicaid and Medicare programs. Such legislative and regulatory action could have the effect of reducing the premiums paid to us by governmental programs, increasing our medical or administrative costs or requiring us to materially alter the manner in which we operate. We are unable to predict the specific content of any future legislation, action or regulation that may be enacted or when any such future legislation or regulation will be adopted. Therefore, we cannot predict accurately the effect of such future legislation, action or regulation on our business.

USE OF PROCEEDS
      We will receive approximately $           million in net proceeds from the sale by us of 500,000 shares of common stock in this offering (or $           million in net proceeds, if the underwriters’ over-allotment option is exercised in full), and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We will not receive any of the proceeds from the sale of shares by the selling stockholders.
      As of the date of this prospectus supplement, we have not identified the particular uses for the net proceeds to be received upon completion of this offering. Accordingly, our management will have broad discretion in the application of the net proceeds, and investors will be relying on the judgment of our management regarding the application of the proceeds of this offering. We currently expect to use the net proceeds from this offering to provide additional long-term capital, in the form of unrestricted cash, to support the growth of our business by providing us with financial flexibility. We may use a portion of the net proceeds from this offering for expansions of health plans and contracts for government-sponsored health programs in existing or new markets or to acquire or invest in complementary businesses. We currently have no agreements with respect to any such acquisition or investment, although we periodically engage in discussions regarding various types of transactions.
      Pending the uses described above, we intend to invest the net proceeds in short-term, interest-bearing, investment-grade securities.

SELLING STOCKHOLDERS
      The following table sets forth certain information regarding the beneficial ownership of our common stock as of February 23, 2006, and as adjusted to reflect the sale of the shares of common stock offered by this prospectus supplement, by the selling stockholders in this offering listed below.
      Beneficial ownership is determined in accordance with the rules of the SEC. The number of shares beneficially owned by a person includes shares of common stock subject to options held by that person that were exercisable as of February 23, 2006 or will become exercisable within 60 days after February 23, 2006. The shares issuable under those options are treated as if they were outstanding for computing the percentage ownership of the person holding those options but are not treated as if they were outstanding for purposes of computing percentage ownership of any other person. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting or investment power with respect to their shares of common stock, subject to community property laws where applicable.
      The number and percentage of shares beneficially owned are based on the aggregate of 39,505,737 shares of common stock outstanding as of February 23, 2006.
      Unless otherwise indicated, the principal address of each of the selling stockholders below is c/o WellCare Health Plans, Inc., 8725 Henderson Road, Renaissance One, Tampa, Florida 33634.

	Prior to the Offering			After the Offering

	Number of	Percentage of		Number of	Percentage of
	Shares	Outstanding	Number of Shares	Shares	Outstanding
	Beneficially Owned	Shares	Offered Hereby	Beneficially Owned	Shares

Todd S. Farha(1)	1,515,855	3.83%	193,000	1,322,855	3.30%
Kevin Hickey(2)	48,980	0.12	5,000	43,980	0.11
Alif Hourani(3)	48,914	0.12	5,000	43,914	0.11
Ruben Jose King-Shaw, Jr.(4)	57,045	0.14	15,000	42,045	0.11
Neal Moszkowski(5)	9,758,784	24.70	4,000,000	5,758,784	14.39
Paul Behrens(6)	388,322	0.98	49,000	339,322	0.85
Thaddeus Bereday(7)	272,589	0.69	35,000	237,589	0.59
Heath Schiesser(8)	373,999	0.95	48,000	325,999	0.81
TowerBrook Investors L.P.(9)	9,758,784	24.70	4,000,000	5,758,784	14.39

(1)	If the underwriters’ over-allotment option is exercised in full, the ownership percentage will decrease to 3.22%.

(2)	If the underwriters’ over-allotment option is exercised in full, the ownership percentage will remain the same.

(3)	If the underwriters’ over-allotment option is exercised in full, the ownership percentage will remain the same.

(4)	If the underwriters’ over-allotment option is exercised in full, the ownership percentage will decrease to 0.10%.

(5)	Represents shares held by TowerBrook, as described in note (9). If the underwriters’ over-allotment option is exercised in full, the ownership percentage will decrease to 12.87%.

(6)	If the underwriters’ over-allotment option is exercised in full, the ownership percentage will decrease to 0.83%.

(7)	If the underwriters’ over-allotment option is exercised in full, the ownership percentage will decrease to 0.58%.

(8)	If the underwriters’ over-allotment option is exercised in full, the ownership percentage will decrease to 0.80%.

(9)	This information is furnished in reliance on the Schedule 13D/ A filed by TowerBrook Investors L.P. (f/k/a Soros Private Equity Investors LP) (“TowerBrook”) with the Securities and Exchange Commission on July 14, 2005. TowerBrook is a Delaware limited partnership. Its general partner is TCP General Partner L.P. (f/k/a SPEP General Partner LP), a Delaware limited partnership (“TCP GP”). An investment committee of TCP GP exercises exclusive decision-making authority with regard to the acquisition and disposition of, and voting power with respect to, investments by TowerBrook. TCP GP’s general partner is TowerBrook Capital Partners LLC, a Delaware limited liability company, whose controlling members are Neal Moszkowski and Ramez Sousou, who in such capacity may be deemed to have shared voting and dispositive power over securities held for the account of TowerBrook. Each of Mr. Moszkowski and Mr. Sousou disclaim beneficial ownership of such securities except to the extent of any pecuniary interest therein. If the over-allotment is exercised in full, the ownership percentage will decrease to 12.87%.

UNDERWRITERS
      Under the terms and subject to the conditions contained in an underwriting agreement, which we will file as an exhibit to a Current Report on Form 8-K and incorporate by reference into this prospectus supplement and the accompanying prospectus, the underwriters named below have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares of common stock indicated below:

Name	Number of Shares

Morgan Stanley & Co. Incorporated
Goldman, Sachs & Co.
Lehman Brothers Inc.
Wachovia Capital Markets, LLC

Total	4,850,000

      The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of our common stock offered by this prospectus supplement are subject to the approval of legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus supplement if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below.
      The underwriters initially propose to offer part of the shares of common stock directly to the public at the offering price listed on the cover page of this prospectus supplement, less underwriting discounts and commissions, and part to certain dealers at a price that represents a concession not in excess of $          a share under the offering price. No underwriter may allow, and no dealer may re-allow, any concession to other underwriters or to certain dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives.
      We and the selling stockholders have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an aggregate of 727,500 shares of our common stock at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts and commissions. To the extent the option is exercised, each underwriter will become obligated, subject to limited conditions, to purchase approximately the same percentage of the additional shares as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares listed next to the names of all underwriters in the preceding table.
      The following table summarizes the compensation and estimated expenses we and the selling stockholders will pay in connection with this offering:

	Per Share		Total

	Without	With	Without	With
	Over-allotment	Over-allotment	Over-allotment	Over-allotment

Underwriting discounts and commissions paid by us	$	$	$	$
Expenses payable by us	$	$	$	$
Underwriting discounts and commissions paid by the selling stockholders	$	$	$	$
      We estimate that our total expenses in connection with this offering, excluding underwriting discounts and commissions, will be approximately $          .
      Our common stock is listed on the NYSE under the symbol “WCG.”
      Each of us, our directors, executive officers and one of our stockholders has agreed that, with the exception of the common stock being offered pursuant to this prospectus supplement and without the prior written consent of Morgan Stanley & Co. Incorporated and Goldman, Sachs & Co. on behalf of the underwriters, each of us, our directors, executive officers and one of our stockholders will not, during the period ending 90 days after the date of this prospectus supplement:

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, whether any transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise.
      The 90-day restricted period described in the preceding paragraph will be extended if:

•	during the last 17 days of the 90-day restricted period we issue an earnings release or material news or a material event relating to our company occurs; or

•	prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.
      The restrictions described in the preceding paragraph do not apply to:

•	the sale of shares to the underwriters;

•	the issuance by us of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing or which is described in this prospectus;

•	the grant of options or the issuance of shares of common stock by us to employees, officers, directors, advisors or consultants pursuant to any employee benefit plan described in this prospectus;

•	the filing of any registration statement on Form S-8 in respect of any employee benefit plan described in this prospectus;

•	transaction by any person other than us relating to shares of common stock or other securities acquired in open market transactions after the completion of the offering of the shares;

•	certain distributions or transfers to limited partners, stockholders or affiliates and certain gratuitous transfers by any person other than us to family member, trusts and/or controlled entities of such person in connection with estate planning or charitable contributions, provided that each transferee also agrees to the restrictions described above;

•	transactions in connection with a trading plan pursuant to Rule 10b5-1 under the Exchange Act of 1934, provided that such trading plan was effective prior to the date of this prospectus supplement; or

•	the establishment of a trading plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, provided that no transfers occur under such plan during the 90 day lock-up period.
      In order to facilitate the offering of our common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position in our common stock for their own account. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the option to purchase additional shares, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. In addition, in order to cover any over-allotments or to stabilize the price of our common stock, the underwriters may bid for, and purchase, shares of our common stock in the open market. Finally, the underwriting syndicate may also reclaim selling concessions allowed to an underwriter or a dealer for distributing our common stock in the offering, if the syndicate repurchases previously distributed shares of our common stock to cover syndicate short positions or to stabilize the price of the common stock. Any of these activities may raise or maintain the market price of our common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities, and may end any of these activities at any time.
      In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Member State it has not made and will not make an offer of shares to the public in that Member State, except that it may, with effect from and including such date, make an offer of shares to the public in that Member State:

(a) at any time to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b) at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c) at any time in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.
      For the purposes of the above, the expression an “offer of shares to the public” in relation to any shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/ EC and includes any relevant implementing measure in that Member State.
      Each underwriter has represented and agreed that it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of the shares in circumstances in which Section 21(1) of such Act does not apply to us and it has complied and will comply with all applicable provisions of such Act with respect to anything done by it in relation to any shares in, from or otherwise involving the United Kingdom.
      The shares may not be offered or sold by means of any document other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, and no advertisement, invitation or document relating to the shares may be issued, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.
      This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
      Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.
      The shares have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.
      We, the selling stockholders, and the underwriters have each agreed to indemnify each other against specified liabilities, including liabilities under the Securities Act.
      Morgan Stanley Senior Funding, Inc., an affiliate of Morgan Stanley & Co. Incorporated, is one of the financial institutions that provided our term loan and revolving credit facilities. Wachovia Bank, National Association, an affiliate of Wachovia Capital Markets, LLC, is one of the financial institutions that provided our revolving credit facility. In addition, certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us for which they received or will receive customary fees and expenses.
      A copy of this prospectus supplement and its accompanying prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, and one or more of the underwriters may distribute prospectuses electronically. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that make Internet distributions on the same basis as other allocations.
LEGAL MATTERS
      Certain legal matters in connection with the offering will be passed upon for us by Hogan & Hartson L.L.P., for TowerBrook Investors L.P., one of the selling stockholders, by Kirkland & Ellis LLP, New York, New York and for the underwriters by Ropes & Gray LLP, Boston, Massachusetts.
EXPERTS
      The financial statements, the related financial statement schedules and management’s report on the effectiveness of internal control over financial reporting incorporated into this prospectus supplement by reference from the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in auditing and accounting.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
      We incorporate information into this prospectus supplement by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, except to the extent superseded by information contained herein or by information contained in documents filed with the SEC after the date of this prospectus supplement. This prospectus supplement incorporates by reference the documents set forth below, the file number for each of which is 1-32209, that have been previously filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	our Annual Report on Form 10-K for the year ended December 31, 2005, filed with the SEC on February 14, 2006, as amended by Amendment No. 1 on Form 10-K/A, filed with the SEC on February 16, 2006 and Amendment No. 2 on Form 10-K/A, filed with the SEC on February 27, 2006;

•	our Current Reports on Form 8-K filed with the SEC on January 23, 2006, February 13, 2006, February 14, 2006 and February 16, 2006; and

•	our Registration Statement on Form 8-A filed with the SEC on June 9, 2004, which incorporates by reference the description of our common stock from our Registration Statement on Form S-1 (File. No. 33-112829), and any amendment or report filed for the purpose of updating such description.
      We also incorporate by reference into this prospectus supplement additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, from the date of this prospectus supplement until we have sold all of shares of common stock to which this prospectus supplement relates or the offering is otherwise terminated; provided, however, that we are not incorporating by reference any additional documents or information furnished and not filed with the SEC.
      You may obtain copies of any of these filings by contacting us at the address and phone number indicated below or by contacting the SEC or NYSE as described above. Documents incorporated by reference are available from us without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this prospectus supplement, by requesting them in writing, by telephone or via the Internet at:
WellCare Health Plans, Inc.
8725 Henderson Road
Renaissance One
Tampa, Florida 33634
(813) 290-6200
Attn: Investor Relations Department
Internet Website: www.wellcare.com
      THE INFORMATION CONTAINED ON OUR WEBSITE DOES NOT CONSTITUTE A PART OF, AND IS NOT INCORPORATED BY REFERENCE INTO, THIS PROSPECTUS SUPPLEMENT.

WHERE YOU CAN FIND MORE INFORMATION
      We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. You may read and copy any reports, statements or other information on file at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC filings are also available to the public from commercial document retrieval services. These filings are also available at the Internet website maintained by the SEC at www.sec.gov. You can also inspect copies of our public filings at the offices of the NYSE. For further information about obtaining copies of our public filings from the NYSE, please call (212) 656-5060.
      We have filed with the SEC a “shelf” registration statement on Form S-3 under the Securities Act of 1933, as amended relating to the common stock that may be offered by this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus are parts of that registration statement, but do not contain all of the information in the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For more detail about us and any shares of common stock that may be offered by this prospectus supplement and the accompanying prospectus, you may examine the registration statement on Form S-3 and the exhibits filed with it at the locations listed in the previous paragraph.

PROSPECTUS
Common Stock
       WellCare Health Plans, Inc. may, from time to time, offer to sell shares of common stock in amounts, at initial prices, and on terms determined at the time of offering. In addition, this prospectus may be used to offer common stock for the account of persons other than us.
      This prospectus describes some of the general terms that may apply to the common stock. The specific terms of any common stock to be offered, the nature of any persons offering such common stock and any other information relating to a specific offering, will be set forth in a post-effective amendment to the registration statement of which this prospectus is a part or in a supplement to this prospectus, or may be set forth in one or more documents incorporated by reference into this prospectus.
      We and/or any selling stockholder may offer and sell the common stock to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. We will deliver this prospectus together with a prospectus supplement setting forth the specific terms of the common stock we and/or any selling stockholder are offering and the specific terms of the plan of distribution of such common stock.
      Our common stock is listed on The New York Stock Exchange, or NYSE, under the symbol “WCG.”

      You should read this entire prospectus, the documents that are incorporated by reference into this prospectus and any prospectus supplement carefully before you invest in our common stock.
      Investing in our common stock involves risks. See “Risk Factors,” beginning on page 13 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as amended, which is incorporated herein by reference, for risks relating to an investment in our common stock.

       Neither the Securities and Exchange Commission nor any state securities regulators have approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated February 27, 2006.

ABOUT THIS PROSPECTUS
      This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. This prospectus provides you with a general description of the common stock we may offer. Each time we and/or any selling stockholder offer common stock, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain specific information about the nature of the persons offering common stock and the terms of the common stock being offered at that time. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, together with any additional information you may need to make your investment decision.
      You should rely only on the information provided or incorporated by reference into this prospectus or any applicable prospectus supplement. We have not authorized anyone to provide you with different or additional information. We are not making an offer to sell the common stock in any jurisdiction where the offer or sale of the common stock is not permitted. You should not assume that the information included in this prospectus, any applicable prospectus supplement, or the documents incorporated by reference herein or therein is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.
      You should read carefully the entire prospectus and any applicable prospectus supplement, as well as the documents incorporated by reference into this prospectus, before making an investment decision.
      When used in this prospectus, except where the context otherwise requires, the terms “we,” “us,” “our” and “the Company” refer to WellCare Health Plans, Inc.

i

WHERE YOU CAN FIND MORE INFORMATION
      We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. You may read and copy any reports, statements or other information on file at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC filings are also available to the public from commercial document retrieval services. These filings are also available at the Internet website maintained by the SEC at www.sec.gov. You can also inspect copies of our public filings at the offices of the NYSE. For further information about obtaining copies of our public filings from the NYSE, please call (212) 656-5060.
      We have filed with the SEC a “shelf” registration statement on Form S-3 under the Securities Act of 1933, as amended, relating to the common stock that may be offered by this prospectus. This prospectus is a part of that registration statement, but does not contain all of the information in the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For more detail about us and any shares of common stock that may be offered by this prospectus, you may examine the registration statement on Form S-3 and the exhibits filed with it at the locations listed in the previous paragraph.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
      We incorporate information into this prospectus by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except to the extent superseded by information contained herein or by information contained in documents filed with the SEC after the date of this prospectus. This prospectus incorporates by reference the documents set forth below, the file number for each of which is 1-32209, that have been previously filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	our Annual Report on Form 10-K for the year ended December 31, 2005, filed with the SEC on February 14, 2006, as amended by Amendment No. 1 on Form 10-K/ A, filed with the SEC on February 16, 2006 and Amendment No. 2 on Form 10-K/ A, filed with the SEC on February 27, 2006;

•	our Current Reports on Form 8-K filed with the SEC on January 23, 2006, February 13, 2006, February 14, 2006 and February 16, 2006; and

•	our Registration Statement on Form 8-A filed with the SEC on June 9, 2004, which incorporates by reference the description of our common stock from our Registration Statement on Form S-1 (File. No. 33-112829), and any amendment or report filed for the purpose of updating such description.
      We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 from the date of this prospectus until all the shares of common stock to which this prospectus relates have been sold or the offering is otherwise terminated; provided, however, that we are not incorporating by reference any additional documents or information furnished and not filed with the SEC.
      You may obtain copies of any of these filings by contacting us at the address and phone number indicated below or by contacting the SEC or NYSE as described above. Documents incorporated by reference are available from us without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this prospectus, by requesting them in writing, by telephone or via the Internet at:
WellCare Health Plans, Inc.
8725 Henderson Road
Renaissance One
Tampa, Florida 33634
(813) 290-6200
Attn: Investor Relations Department
Internet Website: www.wellcare.com
      THE INFORMATION CONTAINED ON OUR WEBSITE DOES NOT CONSTITUTE A PART OF, AND IS NOT INCORPORATED BY REFERENCE INTO, THIS PROSPECTUS.

FORWARD-LOOKING STATEMENTS
      This prospectus and any accompanying prospectus supplement, together with other documents and information incorporated by reference into this prospectus, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may address, among other things, market acceptance of our products and services, expansion into new targeted markets, product development, our ability to finance growth opportunities, our ability to respond to change in governance regulations, sales and marketing strategies, projected capital expenditures, liquidity and availability of additional funding sources.
      In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continues” or the negative of such terms or other comparable terminology. You are cautioned that matters subject to forward-looking statements involve risks and uncertainties, including economic, regulatory, competitive and other factors that may affect our business. We undertake no obligation beyond that required by law to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.
      Our actual results may differ materially from those indicated by forward-looking statements as a result of various important factors including the expiration, cancellation or suspension of our state and federal contracts. In addition, our results of operations and projections of future earnings depend in large part on accurately predicting and effectively managing health benefits and other operating expenses. A variety of factors, including competition, changes in healthcare practices, changes in federal or state laws and regulations or their interpretations, inflation, provider contract changes, changes in or terminations of our contracts with government agencies, new technologies, government-imposed surcharges, taxes or assessments, reduction in provider payments by governmental payors, major epidemics, disasters and numerous other factors affecting the delivery and cost of healthcare, such as major healthcare providers’ inability to maintain their operations, may in the future affect our ability to control our medical costs and other operating expenses. Governmental action or business conditions could result in premium revenues not increasing to offset any increase in medical costs and other operating expenses. Once set, premiums are generally fixed for one-year periods and, accordingly, unanticipated costs during such periods cannot be recovered through higher premiums. Furthermore, if we are unable to accurately estimate incurred but not reported medical costs, our profitability may be affected. Due to these factors and risks, we cannot provide any assurance regarding our future premium levels or our ability to control our future medical costs.
      From time to time, legislative and regulatory proposals have been made at the federal and state government levels related to the healthcare system, including but not limited to limitations on managed care organizations, including benefit mandates, and reform of the Medicaid and Medicare programs. Such legislative and regulatory action could have the effect of reducing the premiums paid to us by governmental programs, increasing our medical or administrative costs or requiring us to materially alter the manner in which we operate. We are unable to predict the specific content of any future legislation, action or regulation that may be enacted or when any such future legislation or regulation will be adopted. Therefore, we cannot predict accurately the effect of such future legislation, action or regulation on our business.

WELLCARE HEALTH PLANS, INC.
      We provide managed care services targeted exclusively to government-sponsored healthcare programs, focusing on Medicaid and Medicare. We operate a variety of Medicaid and Medicare plans, including health plans for families, children, the aged, blind and disabled and prescription drug plans, currently serving over 1.4 million members nationwide.
      We serve individuals eligible for Medicaid and Medicare benefits, including individuals who are dually eligible for both Medicare and Medicaid, recipients of the Temporary Assistance to Needy Families and the Supplemental Security Income Medicaid programs, known as TANF and SSI, respectively, and the State Children’s Health Insurance programs, generally known as SCHIP. Medicaid is a joint federal and state health insurance program for certain low-income and disabled individuals. The TANF program generally provides assistance to low-income families with children and the SSI program generally provides assistance to low-income aged, blind or disabled individuals. Families who exceed the income thresholds for Medicaid may be able to qualify for the state SCHIP program. Medicare is a federal program that provides eligible persons age 65 and over and some disabled persons a variety of hospital, medical insurance and prescription drug benefits. Medicare Advantage is Medicare’s managed care option. We believe that our experience in managing healthcare for this broad range of beneficiaries better positions us to capitalize on growth opportunities across all of these programs. In addition, unlike many other managed care organizations that attempt to serve the general population through commercial health plans, we focus exclusively on serving individuals in government programs. We believe that this focus allows us to better serve our members and providers and to more efficiently manage our operations.
      We were formed in May 2002 when we acquired our Florida, New York and Connecticut health plans. From inception to July 2004, our predecessor operated its business through a holding company that was a Delaware limited liability company. In July 2004, immediately prior to the closing of our initial public offering, that company was merged into a Delaware corporation and we changed our name to WellCare Health Plans, Inc.
      Our principal executive offices are located at 8725 Henderson Road, Renaissance One, Tampa, Florida 33634, and our telephone number is (813) 290-6200. We maintain a website at www.wellcare.com. The information on our website is not incorporated by reference into, and you must not consider the information to be, a part of this prospectus.

RISK FACTORS
      You should consider carefully the risks incorporated into this prospectus by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as amended, and the other information contained in this prospectus, and any applicable prospectus supplement, before deciding to invest in our common stock.
USE OF PROCEEDS
      Unless we specify otherwise in a prospectus supplement, we intend to use the net proceeds from the sale of common stock by us to provide additional funds for general corporate purposes. We will not receive proceeds from the sale of common stock by persons other than us.
DESCRIPTION OF COMMON STOCK
      The following description sets forth certain general terms of the common stock to which a prospectus supplement may relate. This description is in all respects subject to and qualified in its entirety by reference to our amended and restated certificate of incorporation and our amended and restated bylaws, each of which are filed as exhibits to our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as amended.
      Holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders. Holders of common stock do not have cumulative voting rights. Holders of common stock are entitled to receive dividends as may be declared from time to time by the board of directors out of funds legally available for the payment of dividends, subject to the preferences that apply to any outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and after giving effect to the liquidation preference of any outstanding preferred stock. The holders of common stock have no preemptive or conversion rights and no additional subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable. The shares issued in this offering will be fully paid and nonassessable.
      Our amended and restated certificate of incorporation provides that we may issue up to 100,000,000 shares of common stock, par value $0.01 per share. As of February 23, 2006, there were 39,505,737 shares of our common stock outstanding.
Delaware Anti-Takeover Law and Provisions in Our Charter and Bylaws
      Delaware Anti-Takeover Statute. We are subject to Section 203 of the Delaware General Corporation Law. In general, these provisions prohibit a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless the transaction in which the person became an interested stockholder is approved in a manner presented in Section 203 of the Delaware General Corporation Law. Generally, a “business combination” is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years, did own, 15% or more of a corporation’s voting stock.
      Certificate of Incorporation. Our amended and restated certificate of incorporation provides that:

•	our board of directors may issue, without further action by the stockholders, up to 20,000,000 shares of undesignated preferred stock;

•	any action to be taken by our stockholders must be effected at a duly called annual or special meeting and not by a consent in writing;

•	our board of directors shall be divided into three classes, with each class serving for a term of three years;

•	vacancies on the board, including newly-created directorships, can be filled for the remainder of the relevant term by a majority of the directors then in office; and

•	our directors may be removed only for cause.
      Bylaws. Our amended and restated bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice to us in writing. To be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. In the event that the annual meeting is called for a date that is not within 30 days before or 60 days after the anniversary date, in order to be timely notice from the stockholder must be received:

•	not earlier than 120 days prior to the annual meeting of stockholders; and

•	not later than 90 days prior to the annual meeting of stockholders or the tenth day following the date on which notice of the annual meeting was made public.
      In the case of a special meeting of stockholders called for the purpose of electing directors, notice by the stockholder, in order to be timely, must be received:

•	not earlier than 120 days prior to the special meeting; and

•	not later than 90 days prior to the special meeting or the close of business on the tenth day following the day on which public disclosure of the date of the special meeting was made.
      Our amended and restated bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before an annual or special meeting of stockholders or from making nominations for directors at an annual or special meeting of stockholders or from making nominations for directors at an annual or special meeting of stockholders. In addition, our amended and restated certificate of incorporation permits our board of directors to amend or repeal our amended and restated bylaws by majority vote, but requires a two-thirds supermajority vote of stockholders to amend or repeal our amended and restated bylaws.
      The provisions in our amended and restated certificate of incorporation and our amended and restated bylaws are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control of WellCare. These provisions also are designed to reduce our vulnerability to an unsolicited proposal for a takeover of WellCare that does not contemplate the acquisition of all of our outstanding shares or an unsolicited proposal for the restructuring or sale of all or part of WellCare. These provisions, however, could discourage potential acquisition proposals and could delay or prevent a change in control of WellCare. They also may have the effect of preventing changes in our management.
Transfer Agent
      The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.
Listing
      Our common stock is listed on the NYSE under the symbol “WCG.”

SELLING STOCKHOLDERS
      Information about selling stockholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Securities Exchange Act of 1934, as amended, which are incorporated herein by reference.
PLAN OF DISTRIBUTION
      We will set forth in the applicable prospectus supplement a description of the plan of distribution of the common stock that may be offered pursuant to this prospectus.
LEGAL MATTERS
      In connection with particular offerings of common stock in the future, the legal validity of the common stock may be passed upon for us by Hogan & Hartson L.L.P. and for any underwriters, dealers or agents by counsel named in the applicable prospectus supplement.
EXPERTS
      The financial statements, the related financial statement schedules and management’s report on the effectiveness of internal control over financial reporting incorporated into this prospectus by reference from the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in auditing and accounting.